Marathon Oil Reports First Quarter 2020 Results
Prioritizing Financial Strength and Flexibility

HOUSTON, May 6, 2020 - Marathon Oil Corporation (NYSE:MRO) today reported a first quarter 2020 net loss of $(46) million, or $(0.06) per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net loss was $(125) million, or $(0.16) per diluted share. Net operating cash flow was $701 million, or $550 million before changes in working capital.

“I want to first extend my thanks to our resilient and dedicated employees and contractors, all of whom remain hard at work day in and day out, helping to supply our communities and our nation with the clean and affordable energy we need to power our way of life, as well as our eventual economic recovery,” said Chairman, President, and CEO Lee Tillman. “While the safety and health of our people remains my top priority, we continue to focus on the financial strength of our Company. In addition to the previously announced $1.1 billion reduction to our 2020 capital budget, we also expect to reduce our annualized cash costs by $350 million. We entered this unprecedented downturn on firm financial footing, and we believe we are taking the necessary steps to protect our hard-earned financial strength and flexibility.”

Highlights

•
Executing revised 2020 total capital expenditure budget of $1.3 billion or less, a reduction of at least $1.1 billion in comparison to initial 2020 guidance and a 50% reduction in comparison to actual 2019 capital spending

•	Expect to capture annualized cash cost reductions of $350 million, or 20%, relative to initial 2020 budget

•
Implementing broad-based cost saving measures, including base salary reductions for CEO and other corporate officers, reduction of Board of Director compensation, and U.S. employee and contractor workforce reductions

•	Temporarily suspending quarterly dividend and share repurchase program

•	Ended first quarter with $3.8 billion of liquidity, including $817 million of cash and cash equivalents and an undrawn revolving credit facility of $3.0 billion

•	Investment grade credit rating at all three primary rating agencies, with recently completed reviews from Fitch and S&P

•	Protected second quarter cash flow through 117,000 bopd of fixed price swaps and two-way collars at a weighted average floor price of $30.33/bbl

"In response to the challenges facing our industry,” Tillman continued, “we are exercising the capital allocation flexibility inherent in our multi-basin portfolio. We’re dramatically reducing our capital expenditures, including a pause in virtually all completion activity during second quarter, and we will continue to optimize our capital program in response to market conditions. We are also aggressively managing our cost structure. While returning capital to our shareholders remains a core Marathon Oil objective, we are temporarily suspending our dividend and share repurchase program, prioritizing our liquidity and balance sheet during this period of heightened uncertainty. We plan to resume building on our well-established track record of returning capital to our shareholders upon improved visibility into normalizing macro conditions and sustainable free cash flow generation. Collectively, we believe these proactive steps, along with the strength of our asset base, the resolve of our people, our execution excellence, and our investment grade balance sheet, position us well to navigate this challenging time for our industry.”

United States (U.S.)
U.S. production averaged 340,000 net barrels of oil equivalent per day (boed) for first quarter 2020. Oil production averaged 207,000 net barrels of oil per day (bopd), in comparison to first quarter production guidance of 192,000 to 202,000 net bopd. U.S. unit production costs were $4.63 per boe, the lowest quarterly average since Marathon Oil became an independent exploration and production company. First quarter average completed well cost per lateral foot was down approximately 10% in comparison to the prior year average.

EAGLE FORD: Marathon Oil’s Eagle Ford production averaged 114,000 net boed for first quarter 2020. Oil production averaged 72,000 net bopd. Marathon Oil operated four rigs and two frac crews on average during first quarter and brought 38 gross Company-operated wells to sales. The Company has suspended second quarter completion activity and plans to transition to a lower and more stable level of drilling and completion activity over the second half of the year.

BAKKEN: Marathon Oil’s Bakken production averaged 110,000 net boed in the first quarter 2020. Oil production averaged 88,000 net bopd. Marathon Oil operated four rigs and 1 frac crew on average during first quarter and brought 25 gross Company-operated wells to sales. As in the Eagle Ford, the Company has suspended second quarter completion activity and plans to transition to a lower and more stable level of drilling and completion activity over the second half of the year.

OKLAHOMA: Marathon Oil’s Oklahoma production averaged 74,000 net boed in the first quarter 2020. Oil production averaged 21,000 net bopd. The Company brought 13 gross Company-operated wells to sales during first quarter. Marathon Oil began the year operating three rigs and one frac crew in Oklahoma but suspended all drilling and completion operations before the end of first quarter. The Company currently does not expect to bring any additional wells to sales in Oklahoma this year.

NORTHERN DELAWARE: Marathon Oil’s Northern Delaware production averaged 30,000 net boed in the first quarter 2020. Oil production averaged 17,000 net bopd. The Company brought 6 gross Company-operated wells to sales. Marathon Oil has suspended further drilling activity in the Northern Delaware, with only a limited number of wells to sales expected through the balance of the year.

RESOURCE PLAY EXPLORATION: In response to the dramatic fall in commodity prices, the Company has exercised the flexibility inherent in this program and has suspended further activity, beyond wells already in progress in the Texas Delaware oil play. The Company therefore expects to drive an approximate $100 million reduction to REx capital expenditures this year in comparison to initial guidance of $200 million. REx spending is fully contemplated within the Company’s total capital spending budget of $1.3 billion or less.

International
Equatorial Guinea production averaged 82,000 net boed for first quarter 2020, including 14,000 net bopd of oil. Unit production costs averaged $2.35 per boe. The previously disclosed major turnaround at the AMPCO methanol facility was completed during first quarter.

Guidance
In light of the substantial change to global commodity prices and the macro environment, the Company has withdrawn previously provided guidance. At the revised capital spending budget of $1.3 billion or less, for full-year 2020, the Company now expects its underlying U.S. crude oil production to decline by approximately 8% on a divestiture-adjusted basis, with a similar percentage decline expected for boe production. Underlying International oil production is expected to decline by approximately 7% on a divestiture-adjusted basis, with a similar percentage decline expected for boe production. Underlying production guidance excludes the potential impact from production curtailments.

On this same underlying basis, full year 2020 U.S. unit production expense is expected to average $4.25/boe to $5.25/boe and full year International unit production expense is expected to average $2.25 to $2.75/boe. These unit production expense guidance ranges are consistent with previously provided guidance.

Marathon Oil currently expects that second quarter U.S. crude oil and boe production will be down sequentially due to curtailments along with natural decline from reduced activity. The Company will continue to assess the need for curtailments on an ongoing basis in response to market conditions.

Corporate
Consistent with a focus to continually reduce its cost structure, Marathon Oil expects to capture annualized cash cost reductions of approximately $350 million relative to its initial 2020 budget. Savings will be realized across numerous expense categories, including production expense, general and administrative expense, shipping and handling expense, and production taxes. Savings are expected to be fully realized on a run-rate basis by the end of this year, with approximately 40% of these savings attributable to the Company’s fixed cost structure. For 2020, the Company expects to realize total cash cost savings of approximately $260 million, inclusive of severance and partial year timing impacts.

Cost saving measures include base salary reductions for certain corporate officers, a reduction of Board of Director compensation, and employee and contractor workforce reductions. More specifically, corporate officers, including the Company’s President and Chief Executive Officer, the Company’s Chief Financial Officer, and other corporate officers will experience temporary base salary reductions of 10% from May 4, 2020 through December 31, 2020. The Company’s Board of Directors has also agreed to a temporary reduction of annual cash retainer fees for non-employee directors of 20% for the third and fourth quarter of 2020.

Additionally, broad workforce actions have taken place that reduce the Company’s U.S. employee base by 16% and total contractor base by 70%. Such reductions reflect a realignment of Company resources with lower investment levels, while retaining a foundation of essential talent to support an efficient recovery in investment. The Company believes these actions, in addition to other measures, will drive a 17% annualized reduction to corporate general and administrative expense by the end of this year, in comparison to 2019.

Marathon Oil generated first quarter net operating cash flow of $701 million, or $550 million before changes in working capital. The Company made $40 million of dividend payments and executed $85 million of share repurchases during first quarter. In response to dramatic commodity price weakness and the significant uncertainty surrounding the near-term macroeconomic and global oil supply and demand outlook, the Company is temporarily suspending its quarterly dividend payment and its share repurchase program. While returning capital to shareholders remains a key objective for Marathon Oil, the Company is prioritizing financial strength and liquidity preservation in the current uncertain environment. The Company will revisit its return of capital policy in coming quarters, expecting to resume quarterly dividend payments pending improved visibility to normalizing macroeconomic conditions and global oil supply and demand balances.

Total liquidity as of March 31 was approximately $3.8 billion, which consisted of $0.8 billion in cash and cash equivalents and an undrawn revolving credit facility of $3.0 billion. Marathon Oil is investment grade rated at all three primary rating agencies, including recent reviews from Fitch and S&P, and has no significant debt maturities until November of 2022.

The adjustments to net income for first quarter 2020 totaled $(79) million before tax, primarily due to the income impact associated with unrealized gains on derivative instruments, partly offset by the full impairment of remaining goodwill.

Marathon Oil has added to its hedge positions with a primary focus on protecting near-term cash flow. As of May 4, 2020, the Company’s second quarter open crude hedge positions include 117,000 bopd of fixed price swaps and two-way collars at a weighted average floor price of $30.33/bbl. Additional protection to second quarter cash flow has been added through fixed price sales agreements. The Company has also added hedges to protect near-term regional basis differentials and NYMEX trade roll exposure.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, May 6. On Thursday, May 7, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://www.marathonoil.com/Investors.
# # #

Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income, adjusted net income per share and net cash provided by operations before changes in working capital.
Adjusted net income is defined as net income adjusted for gain/loss on dispositions, certain property impairments, unrealized derivative gain/loss on commodity instruments, pension settlement losses and other items that could be considered “non-operating” or “non-core” in nature. Management believes adjusted net income and adjusted net income per share are useful to investors as additional tools to meaningfully represent the Company’s operating performance and to compare Marathon to certain competitors.
Management believes net cash provided by operations before changes in working capital is useful to investors to demonstrate the Company’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items.
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as alternatives to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at www.marathonoil.com and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations (including development capital budget and resource play leasing and exploration spend), future performance, corporate-level cash returns on invested capital, business strategy, asset quality, drilling plans, production guidance, cash margins, asset sales and acquisitions, leasing and exploration activities, production, oil growth and other plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “outlook,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil; and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; our ability to complete our announced acquisitions on the timeline currently anticipated, if at all; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liability resulting from litigation; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; cyber-attacks; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Stephanie Gentry: 713-296-3307

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2020	2019	2019
Revenues and other income:
Revenues from contracts with customers	$1,024	$1,233	$1,200
Net gain (loss) on commodity derivatives	202	(44)	(91)
Income (loss) from equity method investments	(12)	24	11
Net gain (loss) on disposal of assets	9	(6)	42
Other income	7	8	35
Total revenues and other income	1,230	1,215	1,197
Costs and expenses:
Production	160	169	187
Shipping, handling and other operating	144	143	154
Exploration	28	42	59
Depreciation, depletion and amortization	644	616	554
Impairments	97	—	6
Taxes other than income	66	79	72
General and administrative	76	93	94
Total costs and expenses	1,215	1,142	1,126
Income from operations	15	73	71
Net interest and other	(64)	(67)	(49)
Other net periodic benefit costs	—	(6)	5
Loss on early extinguishment of debt	—	(3)	—
Income (loss) before income taxes	(49)	(3)	27
Provision (benefit) for income taxes	(3)	17	(147)
Net income (loss)	$(46)	$(20)	$174

Adjusted Net Income (Loss)
Net income (loss)	$(46)	$(20)	$174
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(9)	6	(42)
Proved property impairments	2	—	6
Goodwill impairment	95	—	—
Pension settlement	2	10	—
Unrealized (gain) loss on derivative instruments	(171)	55	113
Other	2	4	12
Benefit for income taxes related to special items	—	—	(7)
Adjustments for special items	(79)	75	82
Adjusted net income (loss) (a)	$(125)	$55	$256
Per diluted share:
Net income (loss)	$(0.06)	$(0.03)	$0.21
Adjusted net income (loss) (a)	$(0.16)	$0.07	$0.31
Weighted average diluted shares	794	800	820

(a)	Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions)	2020	2019	2019
Segment income (loss)
United States	$(20)	$148	$132
International	(1)	33	61
Not allocated to segments	(25)	(201)	(19)
Net income (loss)	$(46)	$(20)	$174
Cash flows
Net cash provided by operating activities	$701	$700	$515
Minus: changes in working capital	151	15	(157)
Net cash provided by operations before changes in working capital (a)	$550	$685	$672

Cash additions to property, plant and equipment	$(620)	$(616)	$(615)

(a)	Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Mar. 31	Dec. 31	Mar. 31	Dec. 31
Net Production	2020	2019	2019	2019
Equivalent Production (mboed)
United States	340	328	296	324
International	82	85	92	92
Total net production	422	413	388	416
Less: Divestitures (a)	—	—	16	8
Total divestiture-adjusted net production	422	413	372	408
Oil Production (mbbld)
United States	207	196	177	191
International	14	15	26	21
Total net production	221	211	203	212
Less: Divestitures (b)	—	—	12	6
Total divestiture-adjusted net production	221	211	191	206

(a)
Divestitures include volumes associated with the following: (i) 2 mboed and 1 mboed for the first quarter 2019 and the year 2019 related to the sale of certain United States non-core conventional assets which closed in first quarter 2019 (ii) 12 mboed and 6 mboed for the first quarter 2019 and the year 2019 related to the sale of our U.K. business which closed in third quarter 2019 and (iii) 2 mboed and 1 mboed for the first quarter 2019 and the year 2019 related to the sale of our non-operated interest in the Atrush block in Kurdistan which closed in second quarter 2019.

(b)
Divestitures include volumes associated with the following: (i) 1 mbbld for the first quarter 2019 related to the sale of certain United States non-core conventional assets which closed in first quarter 2019 (ii) 9 mbbld and 5 mbbld for the first quarter 2019 and the year 2019 related to the sale of our U.K. business which closed in third quarter 2019 and (iii) 2 mbbld and 1 mbbld for the first quarter 2019 and the year 2019 related to the sale of our non-operated interest in the Atrush block in Kurdistan which closed in second quarter 2019.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2020	2019	2019
United States - net sales volumes
Crude oil and condensate (mbbld)	205	196	177
Eagle Ford	72	67	61
Bakken	88	86	79
Oklahoma	20	24	16
Northern Delaware	17	16	15
Other United States (a)	8	3	6
Natural gas liquids (mbbld)	57	58	55
Eagle Ford	19	18	23
Bakken	12	12	7
Oklahoma	20	22	18
Northern Delaware	5	5	6
Other United States (a)	1	1	1
Natural gas (mmcfd)	454	444	392
Eagle Ford	138	121	127
Bakken	58	59	36
Oklahoma	197	216	173
Northern Delaware	44	41	33
Other United States (a)	17	7	23
Total United States (mboed)	338	328	297
International - net sales volumes
Crude oil and condensate (mbbld)	13	13	23
Equatorial Guinea	13	13	12
United Kingdom (b)	—	—	9
Other International (c)	—	—	2
Natural gas liquids (mbbld)	9	9	8
Equatorial Guinea	9	9	8
Natural gas (mmcfd)	352	363	342
Equatorial Guinea	352	363	330
United Kingdom (b)(d)	—	—	12
Total International (mboed)	81	83	88
Total Company - net sales volumes (mboed)	419	411	385
Net sales volumes of equity method investees
LNG (mtd)	5,064	5,180	4,636
Methanol (mtd)	1,185	1,153	1,003
Condensate and LPG (boed)	10,638	11,832	9,890

(a)	Includes sales volumes from the sale of certain non-core proved properties in our United States segment.

(b)	The Company closed on the sale of its U.K. business on July 1, 2019.

(c)	Other International includes volumes for the Atrush block in Kurdistan, which was sold in the second quarter of 2019.

(d)	Includes natural gas acquired for injection and subsequent resale.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2020	2019	2019
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$44.23	$54.83	$54.05
Eagle Ford	46.82	57.63	57.69
Bakken	41.14	51.98	52.15
Oklahoma	44.87	55.49	53.39
Northern Delaware	46.78	57.08	48.97
Other United States (c)	47.82	56.26	56.19
Natural gas liquids ($ per bbl)	$9.97	$15.47	$15.66
Eagle Ford	9.50	15.72	17.05
Bakken	8.43	13.12	16.17
Oklahoma	11.69	17.30	13.66
Northern Delaware	8.14	12.35	15.27
Other United States (c)	11.74	13.98	18.92
Natural gas ($ per mcf)	$1.60	$2.10	$2.93
Eagle Ford	1.84	2.40	2.99
Bakken	1.54	2.31	3.77
Oklahoma	1.60	1.95	2.90
Northern Delaware	0.80	1.72	1.93
Other United States (c)	1.94	1.89	2.89
International - average price realizations
Crude oil and condensate ($ per bbl)	$36.88	$48.26	$53.93
Equatorial Guinea	36.88	48.26	44.36
United Kingdom (d)	—	—	67.62
Other International (e)	—	—	47.76
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.96
Equatorial Guinea (f)	1.00	1.00	1.00
United Kingdom (d)	—	—	38.10
Natural gas ($ per mcf)	$0.24	$0.24	$0.48
Equatorial Guinea (f)	0.24	0.24	0.24
United Kingdom (d)	—	—	7.02
Benchmark
WTI crude oil (per bbl)	$45.78	$56.87	$54.90
Brent (Europe) crude oil (per bbl) (g)	$50.44	$63.41	$63.17
Mont Belvieu NGLs (per bbl) (h)	$13.27	$17.15	$21.77
Henry Hub natural gas (per mmbtu) (i)	$1.95	$2.50	$3.15

(a)	Excludes gains or losses on commodity derivative instruments.

(b)
Inclusion of realized gains (losses) on crude oil derivative instruments would have affected average price realizations by $1.47, $0.58, and $1.10, for the first quarter 2020, the fourth quarter 2019, and the first quarter 2019.

(c)	Includes sales volumes from the sale of certain non-core proved properties in our United States segment.

(d)	The Company closed on the sale of its U.K. business on July 1, 2019.

(e)	Other International includes volumes for the Atrush block in Kurdistan, which was sold in the second quarter of 2019.

(f)
Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.

(g)	Average of monthly prices obtained from Energy Information Administration website.

(h)	Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.

(i)	Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of May 4, 2020, and the weighted average prices for those contracts:

	2020			2021
Crude Oil	Second Quarter	Third Quarter	Fourth Quarter	Full Year
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	—	80,000	80,000	—
Weighted average price per Bbl:
Ceiling	$—	$64.40	$64.40	$—
Floor	$—	$55.00	$55.00	$—
Sold put	$—	$48.00	$48.00	$—
NYMEX WTI Two-Way Collars
Volume (Bbls/day)	40,000	—	—	—
Weighted average price per Bbl:
Ceiling	$40.31	$—	$—	$—
Floor	$32.89	$—	$—	$—
Fixed Price WTI Swaps
Volume (Bbls/day)	76,703	10,000	—	—
Weighted average price per Bbl:	$28.99	$32.77	$—	$—
Basis Swaps - Argus WTI Midland (a)
Volume (Bbls/day)	15,000	15,000	15,000	—
Weighted average price per Bbl	$(0.94)	$(0.94)	$(0.94)	$—
Basis Swaps - NYMEX WTI / ICE Brent (b)
Volume (Bbls/day)	5,000	5,000	5,000	808
Weighted average price per Bbl	$(7.24)	$(7.24)	$(7.24)	$(7.24)
Basis Swaps - NYMEX WTI / MEH (c)
Volume (Bbls/day)	26,813	—	—	—
Weighted average price per Bbl	$(0.75)	$—	$—	$—
NYMEX Roll Basis Swaps
Volume (Bbls/day)	43,571	60,000	10,000	—
Weighted average price per Bbl	$(1.62)	$(1.58)	$(1.94)	$—

(a)	The basis differential price is indexed against Argus WTI Midland.

(b)	The basis differential price is indexed against Intercontinental Exchange (“ICE”) Brent and NYMEX WTI.

(c)	The basis differential price is indexed against Argus WTI Houston.